Exhibit 99.4

NEWS RELEASE

KOSMOS Energy ACQUIREs Additional GHANA INTERESTS

FOR $550 MILLION

Assets acquired at compelling valuation with a significant enhancement to the five-year plan

DALLAS, Texas, October 13, 2021 – Kosmos Energy (NYSE/LSE: KOS) (“Kosmos” or the “Company”) announced today that it has acquired an additional 18.0% interest in the Jubilee field and an additional 11.0% interest in the TEN fields in Ghana from Occidental Petroleum (“OXY”) for a purchase price of $550 million with an effective date of April 1, 2021. Consideration due to OXY at completion was approximately $460 million after taking into account closing adjustments.

Key Highlights

•	Accelerates Kosmos’ strategic delivery

o	Delivers near-term cash generation from high-margin oil with the acquired assets expected to generate ~$1 billion of free cash flow by year-end 2026 at $65/barrel Brent

o	Underpins transition to balanced oil and gas portfolio

•	Acquiring assets at a compelling valuation

o	2P reserves expected to deliver ~3x purchase price at $65/barrel Brent

o	Simplified partnership with the aligned objective to maximize the value of the assets

o	Limited integration risk or incremental G&A costs

•	Highly accretive across all key metrics

o	Attractive acquisition price drives significant net asset value accretion

o	Cash consideration equivalent to ~1.4x 2022E EBITDAX of the assets being acquired at $65/barrel Brent

o	Expected payback of less than 3 years at $65/barrel Brent

o	Resilient at lower oil prices with all key metrics accretive at $45/barrel Brent

•	Enhances free cash flow and accelerates de-leveraging

o	Significant free cash flow generation expected to accelerate de-leveraging (targeting less than 2.0x net debt/EBITDAX by year-end 2022 at $65/barrel Brent) and fund remaining Tortue capital expenditure to first gas

•	Supports Kosmos’ ESG agenda

o	Growing investment in Africa aligned with Kosmos’ objective to support the “Just Transition” and deliver tangible economic and social benefits in Ghana

o	Partnership working to drive down CO2 emissions and enabling development of gas resources to provide lower cost, lower carbon power

Andrew G. Inglis, Chairman and Chief Executive Officer of Kosmos said: “This is a compelling transaction for Kosmos that accelerates our strategic delivery and is expected to provide long-term sustainable cash flow from fields where we have a deep understanding of the value and future upside.

We expect the additional Ghana interests to generate around $1 billion of incremental free cash flow by the end of 2026 at $65 Brent with upside given current prices. We plan to use the additional cash flow from these assets to reduce absolute debt levels and fund our growth in LNG.

Financially, the transaction is highly accretive across all key metrics, including free cash flow, and accelerates our committed path to deleveraging the balance sheet. With significant net asset value accretion for the company, we believe that this transaction will deliver substantial returns to our shareholders.

The transaction creates a simplified and aligned partnership in both the Jubilee and TEN fields, with both Kosmos and GNPC increasing their ownership: The partnership is committed to investing in both fields to maximize the value of the assets and reduce the carbon intensity of operations for the benefit of all stakeholders.”

Interests acquired

Kosmos has acquired an additional 18.0% interest in the Jubilee field and an additional 11.0% interest in the TEN fields in Ghana. This transaction increases Kosmos’ interests in Jubilee to 42.1% and in TEN to 28.1%. The transaction is subject to a 30-day pre-emption period, which, if fully exercised, could reduce Kosmos’ ultimate interest in Jubilee by 3.8% to 38.3%, and in TEN by 8.3% to 19.8%. Prior to closing the transaction, OXY resolved certain historical tax claims related to the sold interests.

Using Kosmos’ year-end 2020 reserves report, prepared by independent reserve auditor Ryder Scott, estimated 2P reserves being acquired as part of today’s transaction were approximately 104 million barrels of oil equivalent at year-end 2020. The assets being acquired have a proved and probable (2P) post-tax NPV10 valuation of around $1.6 billion1. The acquired assets are currently producing approximately 17,000 barrels of oil per day net and are expected to generate approximately $325 million of EBITDAX in 2022 at $65 Brent.

Kosmos has worked closely with the operator and joint venture partners in 2021 to drive higher reliability and improve operational performance in Ghana. Significant progress has been made with new wells delivering higher production, high levels of FPSO uptime, near-record water injection and materially higher gas offtake.

1 Based on independent reserves auditor at YE20 post tax. Brent Oil price deck: $65.00 flat

Transaction Financing

The transaction has an effective date of April 1, 2021. The Government of Ghana has approved the transaction, which closed on October 13, 2021. To fund the transaction, Barclays and Standard Chartered Bank have provided Kosmos with a $400 million bridge loan, which the Company expects to refinance with the proceeds from a future senior notes offering. The remaining consideration was funded from available liquidity, which the Company expects to re-finance with the proceeds from the equity offering of approximately $100 million announced today.

The Company plans to provide updated full-year 2021 guidance alongside third quarter 2021 results to take account of this transaction and the impact of the recent hurricane-related downtime in the Gulf of Mexico. With Gulf of Mexico production now returned to pre-hurricane levels, we expect the impact of the unplanned downtime to be approximately 4,000 barrels of oil equivalent per day in the third quarter or 1,000 barrels of oil equivalent to the full year compared to our previous production forecasts for 2021.

Barclays is acting as financial adviser to Kosmos on the transaction with Slaughter and May serving as Kosmos’ legal counsel on the transaction.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss today’s announcement on October 14, 2021 9:00 a.m. Central time (10:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0 800 756 3429. Callers outside the United States should dial +1-201-689-8560.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in our Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, free cash flow and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines free cash flow as net cash provided by operating activities less oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward looking non GAAP financial measures, including free cash flow. Due to the forward looking nature of the aforementioned non GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward looking non GAAP financial measures to their most directly comparable forward looking GAAP financial measures. Amounts excluded from these non GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Management does not provide a reconciliation for forward looking non GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of our control or cannot be reasonably predicted. For the same reasons, management is unable to address the probable significance of the unavailable information. Forward looking non GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The person responsible for arranging the release of this announcement is Jamie Buckland, Vice President, Investor Relations.

###

Source: Kosmos Energy Ltd.

Investor Relations

Jamie Buckland

+44 (0) 203 954 2831

jbuckland@kosmosenergy.com

Media Relations

Thomas Golembeski

+1-214-445-9674

tgolembeski@kosmosenergy.com